UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________
Form 25
_________________________________________
NOTIFICATION OF

REMOVAL

FROM LISTING AND/OR
REGISTRATION UNDER SECTION 12(b)

OF THE
SECURITIES EXCHANGE ACT OF 1934.
Commission File Number 001-16429

_________________________________________
ABB Ltd
(New York Stock Exchange)
(Exact name of Issuer as specified

in its charter, and name of Exchange where security

is listed and/or registered)

_________________________________________
Affolternstrasse 44, CH-8050, Zurich, Switzerland

Telephone: +41-43-317-7111
Facsimile: +41-43-317-4343
(Address, including zip code, and telephone

number, including area code, of Issuer’s principal

executive offices)
American Depositary Shares, each representing

one Registered Share,

par value CHF 0.12
(Description of class of securities)
_________________________________________
Please place an X in the box to designate

the rule provision relied

upon to strike the class of securities

from listing and registration:
⬜
17 CFR 240.12d2-2(a)(1)
⬜
17 CFR 240.12d2-2(a)(2)
⬜
17 CFR 240.12d2-2(a)(3)
⬜
17 CFR 240.12d2-2(a)(4)
⬜
Pursuant to 17 CFR 240.12d2-2(b), the

Exchange has complied with its rules

to strike the class of securities from

listing and/or
withdraw registration on the Exchange.
☒
Pursuant to 17 CFR 240.12d2-2(c), the Issuer

has complied with the rules of the

Exchange and the requirements of
17 FR 240.12d2-2(c) governing the voluntary

withdrawal of the class of securities

from listing and registration on the

Exchange.
Pursuant to the requirements of the Securities

Exchange Act of 1934,
ABB Ltd

(Name of Issuer or Exchange) certifies

that it has
reasonable grounds to believe that

it meets all of the requirements for filing

the Form 25 and has caused this

notification to be signed
on its behalf by the undersigned duly

authorized person.
ABB LTD
Date:
May 12,

2023.
Date:
May 12,

2023.
By: /s/ Timo Ihamuotila By:

/s/ Richard A. Brown
Name: Timo Ihamuotila Name: Richard A. Brown
Title:
Executive Vice President and
Chief Financial Officer
Title: Group Senior Vice President and
Chief Counsel Corporate & Finance